Exhibit 99.1

Nabriva Therapeutics Announces Resignation of Elyse Seltzer, M.D.

- Colin Broom, M.D. to serve as interim chief medical officer -

DUBLIN, Ireland and KING OF PRUSSIA, Pa., August 31, 2017 — Nabriva Therapeutics plc (NASDAQ:NBRV), a clinical-stage biopharmaceutical company engaged in the research and development of novel anti-infective agents to treat serious infections, with a focus on the pleuromutilin class of antibiotics, today announced that Elyse Seltzer, M.D., has decided to resign from her position as chief medical officer effective as of September 30, 2017 to pursue other professional endeavors. In the interim, Dr. Colin Broom, chief executive officer will also assume the role of chief medical officer.

Dr. Seltzer has agreed to continue to serve as a consultant to the company through the end of the first quarter of 2018 and will provide input as required as the company prepares to un-blind and analyze data from the company’s first pivotal Phase 3 clinical trial of lefamulin, LEAP 1. The company expects to announce top-line data from LEAP 1 in September 2017. The company’s second pivotal Phase 3 trial of lefamulin, LEAP 2, is on track to complete enrollment in the fourth quarter of 2017, with availability of top-line data anticipated in the first quarter of 2018.

“On behalf of the management team and board of directors, I’d like to extend our collective gratitude to Elyse for her contributions to Nabriva Therapeutics throughout her tenure,” said Dr. Colin Broom. “She was a key member of the management team that took the company public and has been responsible for leading the lefamulin development program, regulatory strategy, as well as overseeing the execution of the Phase 3 clinical development program evaluating lefamulin for the treatment of community-acquired bacterial pneumonia (CABP), including our LEAP 1 and LEAP 2 clinical trials. We greatly appreciate Elyse’s continuing commitment in her role as a consultant supporting an outstanding team of experienced clinical development professionals.”

LEAP 1 is a multi-center, randomized, controlled, double-blind, international study comparing lefamulin to moxifloxacin, a fluoroquinolone antibiotic. LEAP 1 is designed to evaluate the efficacy and safety of lefamulin (IV/oral) compared to moxifloxacin (IV/oral), with or without linezolid, in 550 patients with moderate to severe CABP. Linezolid (or matching placebo for the lefamulin arm) can be added to treatment if an investigator suspects that a patient is infected with methicillin-resistant S. aureus (MRSA) prior to randomization, as moxifloxacin is not approved to treat MRSA. All patients enrolled in this trial have a Pneumonia Outcomes Research Team (PORT) severity of at least 3 on a scale of 1 to 5, which corresponds to moderate to severe clinical disease.

LEAP 2, is a multi-center, randomized, controlled, double-blind, international study comparing oral lefamulin to moxifloxacin. LEAP 2 is designed to evaluate the efficacy and safety of oral lefamulin compared to oral moxifloxacin in subjects with moderate CABP. All patients enrolled in this trial have a PORT severity of 2 to 4 on a scale of 1 to 5, which corresponds to moderate disease. Nabriva Therapeutics is targeting the enrollment of approximately 738 patients in LEAP 2. Both Phase 3 clinical trials of lefamulin were designed to follow draft guidance published by the U.S. Food and Drug Administration for the development of drugs for CABP and guidance from the European Medicines Agency for the development of antibacterial agents.

About Nabriva Therapeutics plc

Nabriva Therapeutics is a biopharmaceutical company engaged in the research and development of new medicines to treat serious bacterial infections, with a focus on the pleuromutilin class of antibiotics. Nabriva Therapeutics’ medicinal chemistry expertise has enabled targeted discovery of novel pleuromutilins, including both intravenous and oral formulations. Nabriva Therapeutics’ lead product candidate, lefamulin, is a novel semi-synthetic pleuromutilin antibiotic with the potential to be the first-in-class available for systemic administration in humans. The company believes that lefamulin is the first antibiotic with a novel mechanism of action to have reached late-stage clinical development in more than a decade. Lefamulin is currently being evaluated in two global, registrational Phase 3 clinical trials in patients with moderate to severe community-acquired bacterial pneumonia (CABP). Nabriva Therapeutics believes lefamulin is well-positioned for potential use as a first-line empiric monotherapy for the treatment of moderate to severe CABP due to its novel mechanism of action, targeted spectrum of activity, resistance profile, achievement of substantial drug concentration in lung tissue and fluid, oral and IV formulations and a favorable tolerability profile. Nabriva Therapeutics intends to further pursue development of lefamulin for additional indications, including the treatment of acute bacterial skin and skin structure infections (ABSSSI), and is developing a formulation of lefamulin appropriate for pediatric use.

Nabriva Therapeutics owns exclusive, worldwide rights to lefamulin, which is protected by composition of matter patents issued in the United States, Europe and Japan.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Nabriva, including but not limited to statements about the development of Nabriva’s product candidates, such as plans for the design, conduct and timelines of Phase 3 clinical trials of lefamulin for CABP, the clinical utility of lefamulin for CABP and Nabriva’s plans for filing of regulatory approvals and efforts to bring lefamulin to market, the development of lefamulin for additional indications, the development of additional formulations of lefamulin, plans to pursue research and development of other product candidates, the sufficiency of Nabriva’s existing cash resources and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “likely,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation and conduct of clinical trials, availability and timing of data from clinical trials, whether results of early clinical trials or trials in different disease indications will be indicative of the results of ongoing or future trials, uncertainties associated with regulatory review of clinical trials and applications for marketing approvals, the availability or commercial potential of product candidates including lefamulin for use as a first-line empiric monotherapy for the treatment of moderate to severe CABP, the sufficiency of cash resources and need for additional financing and such other important factors as are set forth under the caption “Risk Factors” in Nabriva’s annual and quarterly reports on file with the U.S. Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Nabriva’s views as of the date of this release. Nabriva anticipates that subsequent events and developments will cause its views to change. However, while Nabriva may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Nabriva’s views as of any date subsequent to the date of this release.

Contact:

INVESTORS

Dave Garrett

Nabriva Therapeutics plc

david.garrett@nabriva.com

610-816-6657

MEDIA

Katie Engleman

Pure Communications, Inc.

katie@purecommunications.com

910-509-3977